                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

       EMPLOYMENT AGREEMENT (the "Agreement") dated as of the 12th day of April, 2000 between Party City Corporation, a Delaware corporation (together with its successors and assigns referred to herein as the "Company"), with principal executive offices located at 400 Commons Way, Rockaway, New Jersey 07866 and Gordon A. Keil with an address at 7 Cobblestone Lane, Morris Township, NJ 07960 (the "Employee").

                               W I T N E S S E T H

       WHEREAS, the Company desires to employ Employee to engage in such activities and to render such services under the terms and conditions hereof and has authorized and approved the execution of this Agreement; and

       WHEREAS, Employee desires to be employed by the Company under the terms and conditions hereinafter provided:

       NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto hereby agree as follows:

       1.     Employment, Duties and Acceptance.

              1.1 Services. The Company hereby employs Employee, for the Term (as hereinafter defined in Section 2 hereof), to render exclusive and full-time services to the business and affairs of the Company as Senior Vice President -- Administration and Franchise and, in connection therewith, shall perform such duties as directed by the Board of Directors of the Company from time to time, in its reasonable discretion, and shall perform such other duties as shall be consistent with the responsibilities of such office. Employee shall perform activities related to such office as he shall reasonably be directed or requested to so perform by the Company's Chief Executive Officer to whom he shall report or the Company's Board of


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Directors. Employee shall use his best efforts, skills and abilities to promote the interests of the Company and its subsidiaries.

              1.2 Acceptance. Employee hereby accepts such employment and agrees to render the services described in Section 1.1 hereof.

       2.     Term of Employment.

              The term of Employee's employment under this Agreement (the "Term") shall commence on April 12, 2000 (the "Effective Date") and shall terminate on April 12, 2002, unless sooner terminated pursuant to Section 8 of this Agreement; provided, however, this Agreement may be extended for additional periods of one (1) year if, on or before the thirtieth (30th) day prior to the then applicable termination date, both parties hereto enter into a written agreement to extend the Term of this Agreement for a period of one (1) year. Any reference in this Agreement to time periods or matters to occur after April 12, 2002 (other than as described in Section 9 hereof) are provisional and are only applicable to the extent the Agreement is renewed in accordance with the provisions of this Section 2. Notwithstanding anything to the contrary contained herein, the pro visions of this Agreement governing Protection of Confidential Information shall continue in effect as specified in Section 9 hereof.

       3.     Base Salary/Bonus.

              3.1 During the Term, as compensation for all services to be rendered by Employee pursuant to this Agreement the Company agrees to pay Employee a minimum base salary ("Base Salary") at the annual rate of $218,400.00. All payments of Base Salary shall be prorated during any partial calendar year during the Term. Such Base Salary may be adjusted upward on a merit basis by the Board of Directors in its sole discretion. The Employee will be reviewed annually on or about the anniversary of the Effective Date by the Chief Executive

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Officer to determinate if Employee's compensation (including Base Salary) should be adjusted. The Chief Executive Officer's review of the Employee's compensation shall consider both cash and non-cash (i.e., stock options) remuneration. Employee's Base Salary shall be payable during the term of this Agreement in accordance with the Company's customary payment practices.

              3.2 Bonuses. In addition to Base Salary. the Employee shall be entitled to an annual bonus each year based on the attached bonus plan; provided, however, Employee achieves certain performance goals including: (i) the performance of the Company based upon performance criteria established by the Board of Directors; and (ii) the performance of the Employee in his function as Senior Vice President -- Administration and Franchise of the Company as determined by the Board of Directors and the Chief Executive Officer of the Company, in their sole and absolute discretion.

       4. Severance. In the event that Employee's employment hereunder shall be terminated by the Company without Cause (as such term is defined Section 8.2 hereof) at any time prior to April 12, 2002 or prior to any extended term or if Employee elects to terminate his employment because Employee ceases to report directly to the Chief Executive Officer of the Company, Employee shall be entitled to receive from the Company, in addition to Base Salary earned to the date of termination, a severance payment in an amount equal to six (6) months of the Employee's Base Salary applicable at the date of such termination; which amount shall be paid in biweekly increments during the six (6) months following such termination.

       5.     Expenses.

              Upon submission to, and approval by an officer of the Company designated by the Board of Directors of the Company, of a statement of expenses, which approval shall be granted or withheld based on the Company's policies in effect at such time, the

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Company shall pay or reimburse Employee for all reasonable expenses actually incurred or paid by him during the Term in the performance of his services under this Agreement, including, but not limited to, expenses for entertainment and travel. Subject to such approval, the Company will reimburse Employee for such expenses only upon presentation of expense statements or vouchers or such other supporting information as the Company may require and as may be required for tax purposes.

       6.     Additional Benefits.

              (a) Automobile Allowance. The Company shall provide to Employee an automobile allowance of $675.00 per month, or reimburse Employee for such amount on a monthly basis, in accordance with Company policy.

              (b) In addition to the compensation, expenses and other benefits to be paid under Section 3, Section 5 and Section 6(a) hereof, Employee will be entitled to all rights and benefits for which he shall be eligible under any health insurance, dental, 401(k), incentive, bonus, pension or other extra compensation or "fringe" benefit plan of the Company now existing or hereafter adopted for the benefit of the executives or employees generally of the Company. The provisions of this Section 6(b) are subject to the provisions of Section 7.
(c) Vacation. Employee shall be entitled to four (4) weeks paid vaction during the Term of this Agreement.

       7.     Company's Benefits.

              The provisions of this Agreement which incorporate the employee benefit package described in Paragraph 6(b) shall change as and when such employee benefit package changes.

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       8.     Termination.

              8.1 Death. If Employee dies during the Term of this Agreement, Employee's employment hereunder shall terminate upon his death and all obligations of the Company hereunder shall terminate on such date, except that Employee's estate or his designated beneficiary shall be entitled to payment of any unpaid accrued Base Salary through the date of his death.

              8.2 Termination for Cause. The Company may at any time during the Term, without any prior notice, terminate this Agreement and discharge Employee for Cause, whereupon the Company's obligation to pay compensation or other amounts payable hereunder to or for the benefit of Employee shall terminate on the date of such discharge except that Employee shall be paid any accrued Base Salary owed. As used herein the term "Cause" shall be deemed to mean and include: (i) a material breach by Employee of this Agreement including without limitation a breach by Employee of his obligation set forth in Section 9 hereof; (ii) excessive absenteeism, alcoholism or drug abuse following thirty
(30) days prior notice and failure to cure; (iii) substantial neglect or inattention by Employee of or to his duties hereunder following thirty (30) days prior notice and failure to cure; (iv) willful violation of specific and lawful written or oral direction from the Chief Executive Officer or the Board of Directors of the Company following thirty (30) days prior notice and failure to cure; provided such direction is not inconsistent with the Executive's duties and responsibilities as the Senior Vice President -- Administration and Franchise of the Company and provided further that said direction does not require substantial and burdensome travel out of the New York metropolitan area or relocation out of the New York metropolitan area; or (v) fraud, criminal conduct or embezzlement. The

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obligations of the Employee under Section 9 shall continue notwithstanding termination of the Employee's employment pursuant to this Section.

              8.3 Disability. Should Employee become disabled, as hereinafter defined, during the Term hereunder, this Agreement and the Employee's employment with the Company shall terminate upon written notice from the Company to the Employee, and such termination shall be deemed to be for Cause.

                     As used herein, the term "disabled" is hereby defined as the inability of Employee, by reason or injury, physical or mental illness or other similar cause to perform a major part of his duties and responsibilities in connection with the conduct of the business and affairs of the Company for a continuous period of three months or more, or for an aggregate period of four months or more in any twelve month period, whether or not continuous. In the event of a dispute as to the existence of any such disability, Employee agrees to submit to a medical and psychiatric examination conducted by a physician mutually acceptable to the Employee and the Company and to be bound by any determination made by such physician.

              8.4 Termination Without Cause. The Company may at any time during the Term, upon two (2) weeks prior notice, terminate the Agreement and discharge Employee without Cause provided, however, that the severance provisions of Section 4 shall apply.

       9.     Protection of Confidential Information.

              In view of the fact that Employee's work for the Company will bring him into close contact with confidential information and plans for future developments, Employee agrees to the following:

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              9.1    Secrecy. To keep secret and retain in the strictest
confidence all confidential matters of the Company, including, without limitation, trade "know how" and trade secrets, customer lists, pricing policies, marketing plans, technical processes. formulae, inventions and research projects, and other business affairs of the Company, learned by him heretofore or hereafter, and not to disclose them to anyone inside or outside of the Company, except (i) in the course of performing duties hereunder, (ii) with the express written consent of the Chief Executive Officer or Board of Directors of the Company, (iii) except to the extent such information is already known to the general public, or (iv) to the extent required by lawful order of a court of competent jurisdiction.

              9.2 Return Memoranda, etc. To deliver promptly to the Company on termination of his employment, or at any other time as the Chief Executive Officer or the Board of Directors of the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which he may then possess or have under his control.

              9.3 Non-competition. A. Employee agrees that at all times while he is employed by the Company and, regardless of the reason for termination of his employment or this Agreement, for a period of six (6) months thereafter, he will not, as a principal, agent, employee, employer, consultant, stockholder (excluding a five (5%) percent or less ownership of shares in a publicly traded company), investor, director or co-partner of any person, firm, corporation or business entity other than the Company, or in any individual representative capacity whatsoever, directly or Indirectly, without the express prior written consent of the Company:

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                     (a) engage or participate in any business whose products or services are competitive with that of the Company, which business is exclusively the sale of party goods, and which conducts or solicits business, or transacts with suppliers or customers located within the United States, Canada or Puerto Rico;

                     (b) aid or counsel any other person. firm, corporation or business entity to do any of the above;

                     (c) become employed by a firm, corporation, partnership or joint venture which competes with the business of the Company within the United States, Canada or Puerto Rico;

                     (d) approach, solicit business from, or otherwise do business or deal with any customer of the Company in connection with any product or service competitive to any provided by the Company.

              B. Employee agrees that during the term of his employment hereunder, and, thereafter for a period of six (6) months, he will not, as a principal, agent, employee, employer, consultant, director or partner of any person, firm, corporation or business entity other than the Company, or in any individual representative capacity whatsoever, directly or indirectly (excluding a five (5%) percent or less ownership of shares in publicly traded company), without the prior express written consent of the Company approach, counsel or attempt to induce any person who is then in the employ of the Company to leave the employ of the Company or employ or attempt to employ any such person or persons who at any time during the preceding six months was in the employ of the Company.

              Employee acknowledges (i) that his position with the Company requires the performance of services which are special, unique, and extraordinary in character and places

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him in a position of confidence and trust with the customers and employees of the Company, through which, among other things, he shall obtain knowledge of the Company's "technical information" and "know-how" and become acquainted with its customers, in which matters the Company has substantial proprietary interests,
(ii) that the restrictive covenants set forth above are necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the Company, and (iii) that the Company would not have entered into this Agreement unless such covenants were included herein.

              Employee also acknowledges that the business of the Company presently extends throughout the United States, Puerto Rico, Canada and certain European countries, and that he will personally supervise and engage in such business on behalf of the Company and, accordingly, it is reasonable that the restrictive covenants set forth above are not more limited as to geographic area then is set forth herein. Employee also represents to the Company that the enforcement of such covenants will not prevent Employee from earning a livelihood or impose an undue hardship on the Employee.

              If any of the provisions of this Section, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or provisions, which shall be given full effect, without regard to the invalid portions. If any of the provisions of this Section or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision and, as so modified, said provisions shall then be enforceable. In the event that the courts of any one or more jurisdictions

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shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

              The provisions of this Section 9 shall be construed as an agreement on the part of the Employee independent of any other part of this Agreement or any other agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the provisions of this Section 9.

              9.4 Injunctive Relief. Employee acknowledges and agrees that, because of the unique and extraordinary nature of his services, any breach or threatened breach of the provisions of Sections 9.1, 9.2, or 9.3 hereof will cause irreparable injury and incalculable harm to the Company, and the Company shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by the Company to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the Company may have with respect to such breach or threatened breach. The Company and Employee agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in New Jersey and each of the parties hereto, hereby agrees to accept service of process by registered mail and to otherwise consent to the jurisdiction of such courts.

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              9.5    Expenses of Enforcement of Covenants. In the event that any action, suit or proceeding at law or in equity is brought to enforce the covenants contained in Section 9.1, 9.2, or 9.3 hereof or to obtain money damages for the breach thereof, the party prevailing in any such action, suit or other proceeding shall be entitled upon demand to reimbursement from the other party for all expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred in connection therewith.

       10.    Indemnification.

              The Company will indemnify Employee, to the maximum extent permitted by Delaware law and the by-laws of the Company, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or other proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or of any subsidiary or affiliate thereof except such actions as are brought by the Company or in which the Company is an adverse party regarding Employee's obligations hereunder.

       11.    Arbitration.

              Except with respect to any injunction or other equitable relief proceeding brought under Section 9.4 hereof, any controversy, claim, or dispute between the parties, directly or indirectly, concerning this Agreement. or the breach hereof, or the subject matter hereof, including questions concerning the scope and applicability of this arbitration clause, shall be finally settled by arbitration in Morris County, New Jersey pursuant to the rules then applying of the American Arbitration Association. The parties agree to expedite the arbitration proceeding in every way, so that the arbitration proceeding shall be commenced within thirty (30) days after request therefore is made, and shall continue thereafter, without interruption, and that the decision of the arbitrators shall be handed down within thirty (30) days after the hearings in the

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arbitration proceedings are closed. The arbitrators shall have the right and authority to assess the cost of the arbitration proceedings and to determine how their decision or determination as to each issue or matter in dispute may be implemented or enforced. The decision in writing of any two of the arbitrators shall be binding and conclusive on all of the parties to this Agreement. Any decision or award of the arbitrators shall be final and conclusive on the parties to this Agreement; judgment upon such decision or award may be entered in any competent Federal or state court located in the United States of America; and the application may be made to such court for confirmation of such decision or award for any order of enforcement and for any other legal remedies that may be necessary to effectuate such decision or award. The prevailing party in any such arbitration proceeding shall be entitled to reimbursement from the non-prevailing party for all expenses incurred in relation to such arbitration proceedings, including but not limited to, reasonable attorney's fees.

       12.    Notices.

              All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, telecopy (with confirmation of receipt) or mailed first-class, postage prepaid, by registered or certified mail (notices sent by telegram or mailed shall be deemed to have been given on the date sent), to the parties at their respective addresses hereinabove set forth or to such other address as either party shall designate by notice in writing to the other in accordance herewith.

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       13.    General.

              13.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of New Jersey applicable to agreements made and to be performed entirely in New Jersey.

              13.2 Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

              13.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

              13.4 Assignability. This Agreement, and Employee's rights and obligations hereunder, may not be assigned by Employee. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the rights and obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

              13.5 Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver by the party waiving compliance. No superseding instrument, amendment, modification,

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cancellation, renewal or extension hereof shall require the consent or approval of any person other than the parties hereto. The failure of either party at any time or times to require performance of any provision hereof shall in no matter affect the right at a later time to enforce same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WITNESS:                            PARTY CITY CORPORATION



By:     /s/ Joseph J. Zepf          By:     /s/ James Shea
        ----------------------              -------------------------
                                            Name:  James Shea
                                            Title: Chief Executive Officer

WITNESS:                            EMPLOYEE:



By:     /s/ Rick Yockelson          By:     /s/ Gordon A. Keil
        ----------------------              -------------------------
                                            Name:  Gordon A. Keil
                                            Title: Senior Vice President --
                                                   Administration and Franchise

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                                [PARTY CITY LOGO]


To:   Gordon Keil
Fr:   Jim Shea
Re:   Fiscal 2001 Bonus Plan


                                   Bonus Plan
                          July 1, 2000 -- June 30, 2001

Attached are the specifics of your individual Bonus plan for Fiscal 2001. Your plan is based on how well the company achieves its EBITDA numbers. If you have joined the plan after July 1, 2000 your Bonus payout will be prorated by the amount of days employed during the Fiscal year. To receive a bonus you must be employed and in good standing (performance for 2001 must be at a meets standard level minimally) at time of payout.
Bonus will be paid out as soon as practical after completion of 2001 audits.

[PARTY CITY LOGO]

COMPANY EBITDA               31,532,600
TARGET BONUS %               40%

NAME                 LEVEL    EBITDA %           EBITDA $         % OF BONUS         BONUS %
----                 -----    --------           --------         ----------         -------
Gordon Keil          SVP              90%         28,379,340              20%            8.0%
                                      95%         29,955,970              50%           20.0%
                                     100%         31,532,600             100%           40.0%
                                     101%         31,847,926             107%           42.7%
                                     102%         32,163,252             113%           45.4%
                                     103%         32,478,578             120%           48.0%
                                     104%         32,793,904             127%           50.7%
                                     105%         33,109,230             133%           53.3%
                                     106%         33,424,556             137%           54.6%
                                     107%         33,739,882             140%           56.0%
                                     108%         34,055,208             143%           57.3%
                                     109%         34,370,534             147%           58.6%
                                     110%         34,685,860             150%           59.9%




Signature: /s/ Gordon A. Keil
           --------------------
Date:      10-16-2000
           -------------------